Exhibit 3.02

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PANDORA MEDIA, INC.
Pursuant to the provisions of § 242 of the
General Corporation Law of the State of Delaware

Pandora Media, Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”), does hereby certify that:
FIRST: The present name of the corporation is Pandora Media, Inc. The Corporation was incorporated on October 19, 2010 under the name Bay Area Fog, Inc. pursuant to the General Corporation Law of the State of Delaware (“Delaware Law”).
SECOND: The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to add a new Article XI which shall read as follows:
ARTICLE XI
STOCK OWNERSHIP AND THE FEDERAL COMMUNICATIONS LAWS
(A) Restrictions on Stock Ownership or Transfer. As contemplated by this Article XI, the Corporation may restrict the ownership, conversion, or proposed ownership, of shares of capital stock of the Corporation by any person if such ownership, conversion or proposed ownership, either alone or in combination with other actual or proposed ownership (including due to conversion) of shares of capital stock of any other person, would (1) be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (2) materially limit or materially impair any existing business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (3) materially limit or materially impair under the Federal Communications Laws the acquisition of an attributable interest in a full-power radio station by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary has entered into a definitive agreement with a third party or (4) subject the Corporation or any of its subsidiaries to any regulation under the Federal Communications Laws having a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership, conversion or proposed ownership. For purposes of this Article XI, the term “Federal Communications Laws” shall mean any law administered or enforced by the Federal Communications Commission or any successor governmental agency (the “FCC”), including, without limitation, the Communications Act of 1934, as amended (the

“Communications Act”), and regulations thereunder pertaining to the ownership and/or operation or regulating the business activities of (a) any radio station or other medium of mass communications or (b) any provider of programming content to any such medium. The Corporation may, but is not required to, take any action permitted under this Article XI; and the grant of specific powers to the Corporation under this Article XI shall not be deemed to restrict the Corporation from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation.
(B) Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of capital stock of the Corporation by any person (whether by reason of a change in such person’s ownership, a change in the number of shares outstanding overall or in any class, or for any other reason) may (1) result in any inconsistency with or violation of the Federal Communications Laws as set forth in Section A of this Article XI, including, without limitation, any inconsistency with or violation of Section 310(b) of the Communications Act or Section 73.3555 of the FCC’s regulations as set forth in 47 C.F.R. 73.3555, (2) materially limit or materially impair any existing business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (3) materially limit or materially impair under the Federal Communications Laws the acquisition of an attributable interest in a full-power radio station by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary is considering entering into a definitive agreement with a third party, (4) subject the Corporation or any of its subsidiaries to any regulation under the Federal Communications Laws having a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership or proposed ownership or (5) be subject to FCC reporting requirements regarding such person, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to its citizenship, ownership structure, and other ownership interests and affiliations) as the Corporation shall reasonably request.
(C) Denial of Rights, Refusal to Transfer. (1) If (i) any person from whom information is requested pursuant to Section B of this Article XI does not provide all the information requested by the Corporation completely and accurately in a timely manner or (ii) the Corporation shall conclude that a stockholder’s ownership, conversion, or proposed ownership of, or that a stockholder’s exercise of any rights of ownership with respect to, shares of capital stock of the Corporation, either alone or in combination with other existing or proposed ownership of shares of capital stock of any other person, would result in (a) an inconsistency with or violation of the Federal Communications Laws, (b) a material limitation or material impairment of any existing business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (c) a material limitation or material impairment under the Federal Communications Laws of the acquisition of an attributable interest in a full-power radio station by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary has entered into a definitive agreement with a third party or (d) subjecting the Corporation or any of its subsidiaries to any regulation under the Federal Communications Laws having a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership or proposed ownership, then in the case of either clause (i) or any provision of clause (ii) of this Section C(1), the Corporation may (A) refuse to permit the transfer to such proposed stockholder or conversion by such stockholder of shares of capital stock of the Corporation, (B) require the conversion of any or all shares of capital stock held by such stockholder into shares of any other class of capital stock in the Corporation with equivalent economic value, (C) require the exchange of any or all shares of capital stock held by such stockholder for warrants to acquire, at a nominal exercise price, the same number and class of shares of capital stock in the Corporation, (D) condition the acquisition (including due to conversion) of such shares of capital stock on the prior consent of the FCC, to the extent such consent is required, (E) redeem any or all such shares of capital stock of the Corporation held by such stockholder in accordance with the terms and conditions set forth in Section C(2) of this Article XI, and/or (F) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed stockholder, with a view towards obtaining such information or preventing or curing any situation described in clause (i) or in any provision of clause (ii) of this Section C(1).
(2) Without limiting the foregoing, the terms and conditions of redemption pursuant to Section C(1)(E) of this Article XI shall be as follows:
(i) the redemption price of any shares of capital stock of the Corporation to be redeemed pursuant to Section C(1)(E) of this Article XI shall be equal to the Fair Market Value (as hereinafter defined) of such shares;
(ii) the redemption price of such shares will be paid in cash;
(iii) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors in good faith, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors in good faith;
(iv) at least 15 days’ prior written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date shall be the date on which written notice shall be given to record holders if the cash necessary to effect the redemption shall have been indefeasibly deposited in trust for the benefit of such record holders and is then subject to immediate payment to them upon surrender of the stock certificates or compliance with The Depositary Trust Company or any successor depositary (“DTC”) policies and procedures for the redemption of book-entry securities for their redeemed shares;
(v) from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on capital stock (including declared and unpaid dividends) of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash payable upon redemption; and
(vi) such other terms and conditions as the Board of Directors shall determine in good faith.
(3) For purposes of this Section C:
(a) “Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the national securities exchange (if any) on which such capital stock is then listed during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section C(2)(iv) of this Article XI; provided, however, that if such shares of capital stock are not traded on any national securities exchange, Fair Market Value shall mean the average of the reported bid and asked prices in any over-the-counter quotation system selected by the Corporation during the 30 most recent days during which such shares were traded immediately preceding the day on which notice of redemption shall be given pursuant to Section C(2)(iv) of this Article XI, or if trading of such shares is not reported in any over-the-counter quotation system, Fair Market Value shall be determined by the Board of Directors in good faith; and provided, further, that “Fair Market Value” as to any stockholder who purchased such stockholder’s shares of capital stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by such stockholder.
(b) “person” shall mean not only natural persons but partnerships (limited or general), associations, corporations, limited liability companies, joint ventures, trusts and other legal entities.
(c) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of capital stock of the Corporation pursuant to Section C(1)(E) of this Article XI or the date specified in Section C(2)(iv) of this Article XI, as the case may be.
(d) “regulation” shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws.
(4) The Corporation shall instruct the Corporation’s transfer agent that the shares of capital stock of the Corporation are subject to the restrictions set forth in this Article XI and such restrictions shall be noted conspicuously on the certificate or certificates representing such capital stock or, in the case of uncertificated securities, contained in the notice or notices sent as required by law or pursuant to the policies and procedures of DTC in the case of book-entry securities.
D. Authority of Board of Directors. In the case of an ambiguity in the application of any of the provisions of this Article XI, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article XI permits any action by the Corporation but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine whether to take any action and the action to be taken (if any) so long as such action is not contrary to the provisions of this Article XI. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation and all other persons for all other purposes of this Article XI. The Board of Directors may delegate all or any portion of its powers under this Article XI to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article XI through duly authorized officers or agents of the Corporation. Nothing in this Article XI shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.
E. Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon any information provided by any person pursuant to this Article XI (including, without limitation, Section B of this Article XI) and the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the principal accounting officer of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making any determinations and findings contemplated by this Article XI. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any shares of stock of the Corporation owned by any stockholder, the Corporation is entitled to rely on the existence or absence of filings of Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of shares of stock of the Corporation.
F. Severability. If any provision of this Article XI or the application of any such provision to any person under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article XI or the application of such provision to any other person.
THIRD: The amendment of the Amended and Restated Certificate of Incorporation as set forth herein was duly adopted in accordance with the provisions of Section 242 of Delaware Law.
FOURTH: This amendment to the Corporation’s Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its duly authorized officers on this day of June 14, 2016.

PANDORA MEDIA, INC.

By:	/s/ Tim Westergren
	Name:	Tim Westergren
	Title:	Chief Executive Officer

By:	/s/ Steve Bené
	Name:	Steve Bené
	Title:	General Counsel and Corporate Secretary